Exhibit 10.3
SEPARATION AGREEMENT AND RELEASE
     THIS SEPARATION AGREEMENT AND RELEASE (hereinafter referred to as the “Agreement”) dated June 29, 2007, is entered into by and between GARY S. HIRSTEIN (“EMPLOYEE”) and INTERNATIONAL FUEL TECHNOLOGY, INC., a Nevada corporation (“EMPLOYER”).
     WHEREAS, EMPLOYEE has been employed by EMPLOYER and that employment is being separated; and
     WHEREAS, EMPLOYER and EMPLOYEE desire to mutually reach an agreement regarding the separation of EMPLOYEE’s employment and to settle and compromise any and all existing or potential claims EMPLOYEE and EMPLOYER may have against each other, whether known or unknown, as of this date.
     NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement, EMPLOYEE and EMPLOYER agree as follows:
1. Separation Date. EMPLOYER and EMPLOYEE agree that the separation of EMPLOYEE’s employment with EMPLOYER is effective June 30, 2007. In consideration of EMPLOYEE’s promises contained in this Agreement, EMPLOYER will provide the following benefits to EMPLOYEE.
     EMPLOYER agrees not to oppose or contest any claim that EMPLOYEE may make for unemployment compensation or benefits.
2. EMPLOYER Release. In consideration of the promises made by EMPLOYEE in this Agreement, the sufficiency of which is hereby acknowledged, EMPLOYER, on behalf of itself, its present and former agents, shareholders, partners, officers, directors, manager, supervisors, employees, attorneys, subsidiaries, corporations, licensees, affiliated corporations, parent or other affiliated corporations, specifically agrees to fully and forever release and discharge EMPLOYEE, his heirs and assigns, from any and all debts, claims, demands, damages, actions, administrative complaints or charges, and causes of action of any kind whatsoever, whether known or unknown or unforeseen, which EMPLOYER now has, claims to have or hereafter may have against EMPLOYEE, for or by reason of any matter, cause or thing, except to the extent it relates to any act of fraud, knowingly illegal act or willful violation of EMPLOYER policy on the part of EMPLOYEE, occurring at any time prior to or contemporaneous with the execution of this Agreement, including without limitation on the foregoing, those arising out of, or in any way related to, EMPLOYEE’s employment by EMPLOYER and its affiliated corporations and the separation of that employment.
3. EMPLOYER Indemnification. EMPLOYER agrees to indemnify EMPLOYEE for any claims, including associated legal fees and expenses, that may be asserted against EMPLOYEE on account of EMPLOYEE’s good-faith execution of his employment duties with

EMPLOYER.
4. EMPLOYEE Release. In consideration of the promises made by EMPLOYER in this Agreement, the sufficiency of which is hereby acknowledged, EMPLOYEE, on behalf of himself, his heirs and assigns, specifically agrees to fully and forever release and discharge EMPLOYER, its present and former agents, shareholders, partners, officers, directors, managers, supervisors, employees, attorneys, subsidiaries, corporations, licensees, affiliated corporations, parent or other affiliated corporations (hereinafter collectively referred to as “the Released Persons”), from any and all debts, claims, demands, damages, actions, administrative complaints or charges, and causes of action of any kind whatsoever, whether known or unknown or unforeseen, which EMPLOYEE now has, claims to have or hereafter may have against the Released Persons, for or by reason of any matter, cause or thing, occurring at any time prior to or contemporaneous with the execution of this Agreement, including without limitation on the foregoing, those arising out of, or in any way related to, EMPLOYEE’s employment by EMPLOYER and its affiliated corporations and the separation of that employment. EMPLOYEE expressly releases and waives all claims, demands or causes of actions EMPLOYEE may have against the Released Persons under all federal, state, and/or local laws regulating employment, including without limitation, Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, the Equal Pay Act of 1963, as amended, the Americans With Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended, the Family and Medical Leave Act, the Fair Labor Standards Act, the Missouri Human Rights Act, and/or any municipal and/or local civil rights laws and ordinances, as amended, or any other claim, right, demand, suit or cause of action founded in tort, contract, public policy, estoppel or any other common law or equitable basis of action.
5. Voluntary and Knowing Waiver; Revocation Period. In accordance with the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act, EMPLOYEE states that his signature on this Agreement indicates he understands and voluntarily gives up all rights and claims under the Age Discrimination in Employment Act through the date he executes this Agreement. EMPLOYEE expressly understands that by execution of this document, he does not waive any rights or claims that may arise after the date the waiver is executed. EMPLOYEE acknowledges that this waiver of rights and claims is given in exchange for EMPLOYER’s promises and performance required by this Agreement, all of which exceed any amounts or obligations due EMPLOYEE, and that this waiver is separate and distinct from, and not requested in connection with, an existing incentive or other employment termination program. EMPLOYEE also acknowledges that EMPLOYER has encouraged him to consult an attorney of his choosing before executing this Agreement. EMPLOYEE understands that he has twenty-one (21) days from receipt of this Agreement to execute it. EMPLOYEE understands he can revoke this Agreement during the seven (7) days after he executes it. If EMPLOYEE fails to execute this document within twenty-one (21) days of receipt or revokes it during the seven (7) days following execution, EMPLOYER need not perform any part of this Agreement and this Agreement will be void entirely.
6. Previous Agreements. EMPLOYEE and EMPLOYER agree that the

Employment Agreement dated April 4, 2005, between EMPLOYEE and EMPLOYER will terminate on June 30, 2007. Notwithstanding the previous sentence, Articles 7, 8, and 9 of the Employment Agreement shall survive the termination of the Employment Agreement. Except as specifically contemplated by this Agreement, this Agreement constitutes the entire agreement between EMPLOYEE and EMPLOYER with respect to the separation of EMPLOYEE’S employment with EMPLOYER and supercedes any and all prior written or oral agreements, arrangements, or understandings between EMPLOYEE and EMPLOYER relating to the subject matter hereof. EMPLOYEE and EMPLOYER agree that the Stock Option Agreement dated April 4, 2005, between EMPLOYEE and EMPLOYER (“Option Agreement”) shall survive the termination of EMPLOYEE’s employment with EMPLOYER and continue in full force and effect. EMPLOYEE and EMPLOYER specifically agree that, pursuant to Article 1.1 of the Option Agreement, the portions of the Option (as defined in the Option Agreement) vesting on April 3, 2006 and April 3, 2007 constitute fully vested shares exercisable pursuant to the terms of the Option Agreement and EMPLOYER’s Amended and Restated 2001 Long Term Incentive Plan, and the portion of the Option vesting on April 3, 2008 will not vest and will automatically expire on June 30, 2007.
7. Binding Nature. The terms of this Agreement shall be binding on and inure to the benefit of EMPLOYEE, EMPLOYER and their respective subsidiaries, successors, heirs and assigns.
8. No Admission of Wrongdoing. This Agreement is intended to finally and fully conclude the employment relationship between EMPLOYEE and EMPLOYER, and shall not be interpreted as an admission by either EMPLOYEE or EMPLOYER of any wrongdoing or any violation of federal, state or local law, regulation, or ordinance. EMPLOYER specifically denies that it, or its employees, supervisors, representatives, or agents, has ever committed any wrongdoing whatsoever against EMPLOYEE.
9. Entire Agreement. The provisions contained in this Agreement constitute the entire Agreement between EMPLOYER and EMPLOYEE with respect to the subject matter of this Agreement and may not be amended except by written instrument signed by both parties. The parties agree that no facts currently unknown to them, but which may hereinafter become known to them, shall affect in any way or manner the final unconditional nature of this Agreement.
10. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Missouri.

INTERNATIONAL FUEL
TECHNOLOGY, INC. (EMPLOYER)

/s/ Gary S. Hirstein	By:	/s/ Jonathan R. Burst

GARY S. HIRSTEIN (EMPLOYEE)	Title:	Chief Executive Officer

Dated:	June 29, 2007	Dated:	June 29, 2007